Exhibit 99.1

Core-Mark Announces Diluted EPS of $0.39 for the Second Quarter of 2009 and $2.58 YTD

South San Francisco, California – August 6, 2009 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading wholesale distributors to the convenience retail industry in North America, announced financial results for the second quarter and first six months ended June 30, 2009.

Second Quarter

Net sales were $1.71 billion for the second quarter of 2009 compared to $1.53 billion for the same period in 2008, an 11.5% increase. On a constant currency basis, net sales increased 14.0%. In addition to incremental sales from our New England division, net sales benefitted from approximately $171 million of cigarette price inflation we believe was related to the passage of the State Children’s Health Insurance Program (SCHIP).

Gross profit for the second quarter of 2009 was $87.5 million compared to $91.1 million for the same period last year. Gross profit was adversely impacted by an $11.5 million federal excise tax (FET), net of manufacturer’s reimbursements and a reduction in cigarette holding profits from $1.3 million in the second quarter of last year to $0.4 million this quarter. Gross profit, excluding cigarette holding profits, FET and LIFO expense, grew to $100.7 million this quarter from $92.8 million in the second quarter of 2008, an 8.5% increase.

The Company’s operating expenses for the second quarter of 2009 increased slightly to $82.8 million compared to $82.4 million in the same quarter in 2008. As a percent of net sales, total operating expenses decreased by 53 basis points driven primarily by the inflation in cigarette sales. Selling, general and administration costs included higher bonus expense than in the second quarter of 2008 while warehouse and distribution expenses improved due to a decrease in net fuel costs partially offset by an increase in health care expense.

Net income for the second quarter of 2009 was $4.2 million, or $0.39 per diluted share compared to $5.7 million, or $0.51 per diluted share for the same period in 2008. The FET impact contributed significantly to the decline in net income. In addition, diluted earnings per share was impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $1.01 for the second quarter this year compared to $0.57 in the second quarter of 2008.

“Our margins and earnings are healthy. We need to be more effective in helping our customers restore more normal growth rates in a manner profitable for them,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. The timing of our fresh and VCI offerings couldn’t be better. It’s a matter of arming our customers with the goods and services to win the competition for the consumer dollar.”

First Six Months of 2009

Net sales were $3.10 billion for the first six months of 2009 compared to $2.88 billion for the same period in 2008, a 7.8% increase. On a constant currency basis, net sales increased 10.6% during the first half of 2009 compared to the same period in the prior year. This increase was due primarily to cigarette price inflation of approximately $207 million and sales from our New England division. In addition, the first six months of 2009 includes one less working day than the same period in 2008.

Gross profit for the first six months of 2009 was $205.6 million compared to $172.3 million for the same period last year. Cigarette holding profits were $35.2 million, offset by $11.5 million of FET, net of manufacturer’s reimbursements, in the first half of 2009 compared to a gain of $1.4 million in the first half of last year. Gross profit, excluding cigarette holding profits, FET and LIFO expense, grew to $186.9 million in the first half of 2009 compared to $175.6 million in 2008, a 6.4% increase.

The Company’s operating expenses for the first half of 2009 increased to $165.4 million compared to $162.9 million in the first half of 2008. As a percent of net sales, total operating expenses decreased by 33 basis points primarily driven by the SCHIP related cigarette inflation in net sales; this inflation reduced operating expenses by 38 basis points as a percent to sales. Increases in health care costs and bonus expenses were offset by a reduction in net fuel expense.

Net income for the first six months of 2009 was $27.5 million, or $2.58 per diluted share compared to $5.2 million, or $0.47 per diluted share for the same period in 2008. Pre-tax cigarette holding profits, net of SCHIP FET, was $23.7 million and contributed significantly to the improvement in net income. In addition, diluted earnings per share was impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $1.16 for the first six months this year compared to $0.67 in the first six months of 2008.

Guidance for 2009

The Company reiterated its annual guidance of $6.4 billion in net sales for 2009. This guidance contemplates an 8% to 10% decline in carton sales and relatively flat sales in the other product categories. Management also reiterated its expected capital expenditures of approximately $24 million for 2009.

Investors Conference Call

Core-Mark will host an earnings call on Friday, August 7, 2009 at 9:00 a.m. Pacific time during which management will review the results of the second quarter ended June 30, 2009. The call may be accessed by dialing 1-800-588-4973 using the code 25095923. The call may also be listened to on the Company’s internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 24,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor

Except for historical information, the statements made in this Quarterly Report on Form 10-Q are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 which granted the U.S. federal Food & Drug Administration (“FDA”) the authority to regulate the production and marketing of tobacco products in the United States; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. Refer to Part II, Item 1A, “Risk Factors” of this Form 10-Q and to our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$14.1	$15.7
Restricted cash	14.1	11.4
Accounts receivable, net of allowance for doubtful accounts of $9.4 and $8.8, respectively	174.4	146.9
Other receivables, net	37.7	34.1
Inventories, net	249.8	238.4
Deposits and prepayments	39.0	26.5
Deferred income taxes	12.2	12.2

Total current assets	541.3	485.2

Property and equipment, net	76.4	74.2
Deferred income taxes	12.2	12.1
Goodwill	3.7	3.7
Other non-current assets, net	34.5	37.4

Total assets	$668.1	$612.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$79.3	$66.0
Book overdrafts	18.2	17.8
Cigarette and tobacco taxes payable	113.3	103.2
Accrued liabilities	68.5	58.1
Deferred income taxes	1.6	1.6

Total current liabilities	280.9	246.7

Long-term debt, net	25.9	30.8
Other long-term liabilities	8.3	11.1
Claims liabilities, net of current portion	31.8	31.3
Pension liabilities	19.4	19.1

Total liabilities	366.3	339.0

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,888,457 and 10,746,416 shares issued;10,393,095 and 10,349,700 shares outstanding at June 30, 2009 and December 31, 2008, respectively)	0.1	0.1
Additional paid-in capital	212.2	209.3
Treasury stock at cost, 495,362 and 396,716 shares of common stock at June 30, 2009 and December 31, 2008, respectively	(13.2)	(11.0)
Retained earnings	109.8	82.3
Accumulated other comprehensive loss	(7.1)	(7.1)

Total stockholders’ equity	301.8	273.6

Total liabilities and stockholders’ equity	$668.1	$612.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$1,711.8	$1,534.6	$3,103.6	$2,880.0
Cost of goods sold	1,624.3	1,443.5	2,898.0	2,707.7

Gross profit	87.5	91.1	205.6	172.3

Warehousing and distribution expenses	50.2	51.0	95.2	96.9
Selling, general and administrative expenses	32.1	30.9	69.1	65.0
Amortization of intangible assets	0.5	0.5	1.1	1.0

Total operating expenses	82.8	82.4	165.4	162.9

Income from operations	4.7	8.7	40.2	9.4

Interest expense	0.4	0.4	0.9	0.9
Interest income	(0.1)	(0.4)	(0.2)	(0.7)
Foreign currency transaction (gains) losses, net	(2.4)	0.1	(1.6)	1.1

Income before income taxes	6.8	8.6	41.1	8.1
Provision for income taxes	2.6	2.9	13.6	2.9

Net income	$4.2	$5.7	$27.5	$5.2

Basic income per common share	$0.40	$0.54	$2.62	$0.49

Diluted income per common share	$0.39	$0.51	$2.58	$0.47

Basic weighted average shares	10.5	10.5	10.5	10.6
Diluted weighted average shares	10.8	11.0	10.6	11.1

Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$27.5	$5.2
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	5.1	6.2
Amortization of debt issuance costs	0.3	0.2
Amortization of stock-based compensation expense	2.5	1.9
Bad debt expense, net	1.1	0.4
Depreciation and amortization	9.1	8.4
Foreign currency transaction (gains) losses, net	(1.6)	1.1
Deferred income taxes	—	(0.1)
Changes in operating assets and liabilities:
Accounts receivable	(27.9)	(17.5)
Other receivables	(3.0)	(3.8)
Inventories	(14.5)	(0.9)
Deposits, prepayments and other non-current assets	(12.0)	(13.8)
Accounts payable	12.6	22.3
Cigarette and tobacco taxes payable	8.1	3.7
Pension, claims and other accrued liabilities	7.7	(1.5)

Net cash provided by operating activities	15.0	11.8

Cash flows from investing activities:
Restricted cash	(2.1)	(1.8)
Acquisition of business, net of cash acquired	—	(26.4)
Additions to property and equipment, net	(8.3)	(7.9)
Capitalization of software	(0.3)	(0.4)

Net cash used in investing activities	(10.7)	(36.5)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(4.9)	34.2
Repurchases of common stock shares (treasury stock)	(2.2)	(6.9)
Proceeds from exercise of common stock options	0.6	0.9
Excess tax deductions associated with stock-based compensation	0.1	0.2
Increase (decrease) in book overdrafts	0.3	(2.8)

Net cash (used in) provided by financing activities	(6.1)	25.6

Effects of changes in foreign exchange rates	0.2	(0.3)

(Decrease) increase in cash and cash equivalents	(1.6)	0.6
Cash and cash equivalents, beginning of period	15.7	21.3

Cash and cash equivalents, end of period	$14.1	$21.9

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$12.2	$5.8
Interest	$0.6	$0.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS

(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2009(a)	2008(a)	% Increase/ (Decrease)	2009(a)	2008(a)	% Increase/ (Decrease)
Net Income	4.2	5.7	(26.3%)	27.5	5.2	428.8%

Diluted shares	10.8	11.0	(1.8%)	10.6	11.1	(4.5%)

GAAP Diluted EPS	$0.39	$0.51		$2.58	$0.47
LIFO expense	0.12	0.17		0.29	0.26
Cigarette inventory holding profits(1)	(0.02)	(0.07)		(2.02)	(0.08)
Federal floor stock tax(2)	0.65	—		0.66	—
Foreign exchange loss/(gain)	(0.13)	0.01		(0.09)	0.06
Tax items(3)	—	(0.05)		(0.26)	(0.04)

Non-GAAP Diluted EPS(4)	$1.01	$0.57	77.2%	$1.16	$0.67	73.1%

(1)	Cigarette inventory holding profits

Cigarette holding profits for the three months ended June 30, 2009 were $0.4 million compared to $1.3 million for the same period in 2008. For the six months ended June 30, 2009 cigarette holding profits were $35.2 million compared to $1.4 million for the same period in 2008. The increase in cigarette inventory holding profits for the six months ended June 30, 2009 is due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children's Health Insurance Program (SCHIP) legislation.

(2)	Federal floor stock tax

The net Federal floor stock tax which was imposed as part of the SCHIP legislation for the three and six months ended June 30, 2009 was $11.5 million.

(3)	Tax items

Included in the provision for income taxes for the six months ended June 30, 2009 was a $1.8 million benefit related primarily to the expiration of the statute of limitations for uncertain tax positions and related interest of $1.0 million. The provision for income taxes for the three and six months ended June 30, 2008 includes a $0.5 million benefit related primarily to the expiration of the statute of limitations for uncertain tax positions and $0.1 million of after tax interest expense.

(4)	Non-GAAP Diluted EPS

The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for 2009 and 39.32% for 2008, except for the tax items(3).

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.